EXHIBIT 12

                        UNUM CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                  Year Ended December 31,
                                                ----------------------------
(Dollars in millions)                           1998       1997         1996
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Earnings:
Income before income taxes                    $517.4      $536.4       $341.6
Add:  Fixed charges                             59.8        53.4         52.2
                                              ------      ------      -------
Earnings as adjusted                          $577.2      $589.8       $393.8
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Fixed charges:
   Interest expense                          $  49.9     $  42.4      $  40.7
    Interest portion of rent expense             9.9        11.0         11.5
                                              ------      -------        ----
Total fixed charges                          $  59.8     $  53.4      $  52.2
=============================================================================

Ratio of earnings to fixed charges               9.7        11.0         7.5
============================================================================

For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.